Exhibit 99.1

Apollo Group, Inc.
News Release

APOLLO GROUP, INC. REPORTS FISCAL YEAR 2012 SECOND QUARTER RESULTS

Phoenix, March 26, 2012 — Apollo Group, Inc. (NASDAQ: APOL) (“Apollo Group,” “Apollo” or the “Company”) today reported financial results for the three and six months ended February 29, 2012.

Second Quarter 2012 Highlights

•	Net revenue of $969.6 million, with net income attributable to Apollo of $63.9 million

•	Earnings per share attributable to Apollo, of $0.51 per share, or $0.58 per share excluding a charge related to the Company’s real estate rationalization plan

•	University of Phoenix New Degreed Enrollment up 1.0%, compared to prior year period, with Total Degreed Enrollment of 355,800

•	Surpassed graduation milestone of 700,000 University of Phoenix Alumni

•	Opened John Sperling Center for Educational Innovation featuring the new prototype Classroom without Boundaries, designed to foster student engagement

“Empowering our students to achieve their desired academic and life outcomes is our highest priority,” said Apollo Group Co-Chief Executive Officer and Apollo Global Chairman Greg Cappelli. “We are building on our mission to provide world class education, as well as connecting education to careers, in order to further differentiate University of Phoenix. We are committed to leading education into the future.”

Apollo Group Co-Chief Executive Officer Chas Edelstein added, “We are working to continually improve our services to students to enhance their educational experience and outcomes. As we pursue opportunities for increased operating efficiency, our efforts to optimize allow us to invest in innovation and create new and better ways to reach adult learners, while keeping education affordable and accessible and delivering the best possible experience to our students.”

Unaudited Second Quarter of Fiscal Year 2012 Results of Operations

Consolidated net revenue for the second quarter of fiscal year 2012 totaled $969.6 million, which represents a 7.5% decrease compared to the second quarter of fiscal year 2011. The decrease is the result of an 8.0% decrease in University of Phoenix net revenue, due principally to lower University of Phoenix enrollment, partially offset by selective tuition price and other fee changes. For the quarter, University of Phoenix Degreed Enrollment decreased 12.2% to 355,800, largely due to the decrease in New Degreed Enrollment during fiscal year 2011. The Company believes the decrease in 2011 New Degreed Enrollment was primarily the result of a number of important changes and initiatives implemented in recent years to more effectively support students and enhance their educational outcomes. Although University of Phoenix New Degreed Enrollment increased 1.0% in the second quarter of fiscal year 2012 compared to the second quarter of fiscal year 2011, we believe it has been impacted by changes in marketing content and channels to better identify potential students more likely to succeed at University of Phoenix, by changes in economic conditions and, in particular, an improving U.S. labor market, as well as by a continuing robust competitive environment.

The Company reported income from continuing operations attributable to Apollo Group for the three months ended February 29, 2012, of $63.9 million, or $0.51 per share (126.5 million weighted average diluted shares outstanding), compared to a loss from continuing operations attributable to Apollo Group of $66.6 million, or $0.47 per share (142.4 million weighted average diluted shares outstanding) for the three months ended February 28, 2011.

Results for the second quarter of fiscal year 2012 included restructuring and other charges of $16.1 million associated with the Company’s real estate rationalization plan.

Results for the second quarter of fiscal year 2011 included the following:

•	Goodwill and other intangible asset impairment charges of $219.9 million for the BPP subsidiary of Apollo Global ($188.3 million net of the portion attributable to noncontrolling interests).

•

A $1.6 million charge representing an accrual for incremental post-judgment interest and other estimated costs related to the Policeman’s Annuity and Benefit Fund of Chicago securities class action lawsuit.

•

A $5.0 million tax benefit, net of noncontrolling interests, associated with these charges. The Company did not record a tax benefit associated with the goodwill impairment as it is not deductible for tax purposes.

Excluding the special items noted above, income from continuing operations attributable to Apollo Group for the three months ended February 29, 2012, was $73.8 million, or $0.58 per share (126.5 million weighted average diluted shares outstanding), compared to income from continuing operations attributable to Apollo Group of $118.2 million, or $0.83 per share (142.7 million weighted average diluted shares outstanding) for the three months ended February 28, 2011. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release.)

Operating Expenses

Instructional and student advisory increased $7.9 million, or 1.9%, to $429.5 million in the second quarter of fiscal year 2012 compared to the second quarter of fiscal year 2011, which represents a 410 basis point increase as a percentage of net revenue. The expense increase was primarily related to the Company’s initiatives, including technology, to more effectively support students and improve their educational outcomes.

Marketing increased $2.0 million, or 1.3%, to $159.3 million in the second quarter of fiscal year 2012 compared to the second quarter of fiscal year 2011, which represents a 140 basis point increase as a percentage of net revenue. Marketing expense included costs attributable to establishing relationships with employers and community colleges.

Admissions advisory decreased $0.9 million, or 0.9%, to $101.4 million in the second quarter of fiscal year 2012 compared to the second quarter of fiscal year 2011, which represents a 60 basis point increase as a percentage of net revenue. While admissions advisory headcount decreased, the cost savings was offset by higher average employee compensation costs.

General and administrative decreased $0.3 million, or 0.4%, to $84.0 million in the second quarter of fiscal year 2012 compared to the second quarter of fiscal year 2011, which represents a 70 basis point increase as a percentage of net revenue.

Depreciation and amortization increased $2.8 million, or 7.3%, to $42.0 million in the second quarter of fiscal year 2012 compared to the second quarter of fiscal year 2011, which represents a 60 basis point increase as a percentage of net revenue. The increase is principally attributable to $3.1 million of intangible asset amortization in the second quarter of fiscal year 2012 as a result of the Carnegie Learning acquisition.

The provision for uncollectible accounts receivable (“bad debt expense”) decreased $14.5 million, or 31.9%, to $31.0 million in the second quarter of fiscal year 2012 compared to the second quarter of fiscal year 2011, which represents a 110 basis point decrease as a percentage of net revenue. The decrease was primarily attributable to reductions in gross accounts receivable associated with decreased University of Phoenix Degreed Enrollment; a decrease in the proportion of receivables that are attributable to students enrolled in associate’s degree programs, as collection rates for these students are generally lower compared to students in more advanced level programs; and improved collection rates due, in part, to process initiatives implemented in fiscal year 2011.

Financial and Operating Metrics

Below are Apollo Group’s unaudited financial data and operating metrics for the second quarter of fiscal year 2012 versus the prior-year period.

	Q2 2012	Q2 2011
Revenues (in thousands)
Degree Seeking Gross Revenues(1)	$931,610	$1,002,854
Less: Discounts and other	(56,508)	(49,908)

Degree Seeking Net Revenues(1)	875,102	952,946
Non-degree Seeking Revenues(2)	8,885	8,783
Other, net of discounts(3)	85,565	86,900

	$969,552	$1,048,629

Revenue by Degree Type (in thousands)(1)
Associate’s	$245,771	$320,288
Bachelor’s	516,028	490,076
Master’s	148,867	171,379
Doctoral	20,944	21,111
Less: Discounts and other	(56,508)	(49,908)

	$875,102	$952,946

Degreed Enrollment (rounded to hundreds)(4)
Associate’s	118,100	155,500
Bachelor’s	179,400	181,200
Master’s	51,000	61,200
Doctoral	7,300	7,400

	355,800	405,300

Degree Seeking Gross Revenues per Degreed Enrollment(1), (4)
Associate’s	$2,081	$2,060
Bachelor’s	2,876	2,705
Master’s	2,919	2,800
Doctoral	2,869	2,853
All degrees (after discounts)	$2,460	$2,351

New Degreed Enrollment (rounded to hundreds)(5)
Associate’s	18,500	18,900
Bachelor’s	22,000	20,900
Master’s	7,500	7,800
Doctoral	700	600

	48,700	48,200

(1)

Represents revenue from tuition and other fees for students enrolled in University of Phoenix degree programs. Also includes revenue from tuition and other fees for students participating in University of Phoenix certificate programs of at least 18 credits in length with some course applicability into a related degree program.

(2)

Represents revenue from tuition and other fees for students participating in University of Phoenix certificate programs less than 18 credits in length, certificate programs with no applicability into a related degree program, single course and continuing education courses.

(3)	Represents revenues from IPD, CFFP, Apollo Global - BPP, Apollo Global - Other and Other.
(4)	Represents:

•	students enrolled in a University of Phoenix degree program who attended a credit bearing course during the quarter and had not graduated as of the end of the quarter;

•

students who previously graduated from one degree program and started a new degree program in the quarter (for example, a graduate of the associate’s degree program returns for a bachelor’s degree or a bachelor’s degree graduate returns for a master’s degree); and

•	students participating in certain certificate programs of at least 18 credits with some course applicability into a related degree program.

(5)	Represents:

•	new students and students who have been out of attendance for more than 12 months who enroll in a University of Phoenix degree program and start a credit bearing course in the quarter;

•	students who have previously graduated from a degree program and start a new degree program in the quarter; and

•	students who commence participation in certain certificate programs of at least 18 credits with some course applicability into a related degree program.

Unaudited First Six Months of Fiscal Year 2012 Results of Operations

Consolidated net revenue for the first six months of fiscal year 2012 totaled $2.1 billion, which represents a 9.6% decrease compared to the first six months of fiscal year 2011. The decrease in consolidated net revenue was primarily attributable to University of Phoenix’s 10.1% decrease in net revenue principally due to lower University of Phoenix enrollment, partially offset by selective tuition price and other fee changes. In the first six months of fiscal year 2012, University of Phoenix’s Average Degreed Enrollment decreased 15.6% as compared to the first six months of fiscal year 2011. The Company reported income from continuing operations attributable to Apollo Group for the six months ended February 29, 2012, of $213.2 million, or $1.66 per share, (128.7 million weighted average diluted shares outstanding), and $169.4 million, or $1.17 per share, (144.7 million weighted average diluted shares outstanding) for the six months ended February 28, 2011.

Results for the first six months of fiscal year 2012 contained special items that include $21.7 million of restructuring and other charges associated with the Company’s real estate rationalization plan and $16.8 million of goodwill and other intangible asset impairment charges for the UNIACC subsidiary of Apollo Global ($14.4 million net of the portion attributable to noncontrolling interests). The Company did not record a net tax benefit associated with the goodwill and other intangible asset impairment, as they are not deductible for tax purposes. Results for the first six months of fiscal year 2011 include goodwill and other intangible asset impairment charges of $219.9 million for the BPP subsidiary of Apollo Global ($188.3 million net of the portion attributable to noncontrolling interests); a $3.8 million restructuring charge associated with a strategic reduction in force; and $2.5 million of charges for accrued incremental post-judgment interest and other estimated costs related to the Policeman’s Annuity and Benefit Fund of Chicago securities class action lawsuit. The Company recorded a tax benefit of $5.0 million, net of noncontrolling interests, associated with these charges. The Company did not record a net tax benefit associated with the goodwill impairment, as it is not deductible for tax purposes.

Excluding these special items, income from continuing operations attributable to Apollo Group for the six months ended February 29, 2012, was $241.0 million, or $1.87 per share, compared to income from continuing operations attributable to Apollo Group of $357.1 million, or $2.47 per share, for the six months ended February 28, 2011. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release.)

Unaudited Balance Sheet

As of February 29, 2012, the Company’s cash and cash equivalents, excluding restricted cash, totaled $800.7 million, compared to $1,571.7 million as of August 31, 2011. The decrease was primarily attributable to payments on borrowings, share repurchases, funding a common fund account associated with our preliminary settlement in a legal matter, the purchase of Carnegie Learning and capital expenditures, partially offset by cash generated from operations.

As of February 29, 2012, accounts receivable decreased to $207.1 million from $215.6 million at August 31, 2011. Excluding accounts receivable and the related net revenue for Apollo Global, the Company’s days sales outstanding was 22 days as of February 29, 2012, which remained consistent compared to 23 days as of August 31, 2011, and 22 days as of February 28, 2011.

Total debt outstanding (including short-term borrowings and the current portion of long-term debt) decreased by $471.5 million to $127.5 million as of February 29, 2012, from $599.0 million as of August 31, 2011. The decrease is due to the repayment of the borrowings on the Company’s $500 million credit facility.

Share Repurchases

The Company repurchased approximately 6.4 million and 8.1 million shares of its common stock at a weighted average purchase price of $51.65 and $50.42 per share for a total cost of $328.8 million and $407.0 million during the three and six months ended February 29, 2012, respectively. Additionally, subsequent to February 29, 2012, the Company repurchased approximately 2.2 million shares at a total cost of $92.5 million, resulting in $0.5 million remaining of the current share repurchase authorization.

SEC Update

On March 21, 2012, the Company was notified by the staff of the Securities and Exchange Commission that the informal inquiry initiated in October 2009 was completed and that the staff does not intend to recommend any enforcement action by the Commission.

Business Outlook

The Company offers the following commentary regarding the outlook for fiscal year 2012 based on the business trends observed during the second quarter of fiscal year 2012, as well as management’s current expectations of future trends.

•	Consolidated net revenue of $4.1-$4.3 billion; and

•	Operating income, excluding the impact of special items, of $625-$725 million.

Conference Call Information

The Company will hold a conference call to discuss these earnings results at 5:00 p.m. Eastern, 2:00 p.m. Phoenix time, today, Monday, March 26, 2012.

Dial-In Numbers:

877-292-6888 (Domestic)

973-200-3381 (International)

Conference ID: 56164637

A live webcast of this event may be accessed by visiting the Company’s website at www.apollogrp.edu. A webcast replay will be available approximately one hour following the conclusion of the call at the same link.

A telephone replay will be available approximately two hours following the conclusion of the call until April 10, 2012.

Dial-In Numbers:

855-859-2056 (Domestic)

404-537-3406 (International)

Conference ID: 56164637

About Apollo Group, Inc.

Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the undergraduate, master’s and doctoral levels through its subsidiaries: University of Phoenix, Apollo Global, Institute for Professional Development and College for Financial Planning. The Company is authorized to offer programs and services in 41 states and the District of Columbia; Puerto Rico; Latin America; and Europe, as well as online throughout the world.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.

Forward-Looking Statements Safe Harbor

Statements about Apollo Group and its business in this release which are not statements of historical fact, including statements regarding Apollo Group’s future strategy and plans and commentary regarding future results of operations and prospects, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual plans implemented and actual results achieved may differ materially from those set forth in or implied by such statements due to various factors, including without limitation (i) changes in the overall U.S. or global economy and, in particular, improvements in employment levels in the U.S., (ii) the impact of increased competition from traditional public universities and proprietary educational institutions, (iii) the impact of changes in marketing channels and other recruiting practices to better identify students who are more likely to succeed at University of Phoenix, (iv) changes in enrollment or student mix, (v) the impact of the Company’s initiatives to improve the student experience, (vi) changes in law or regulation affecting the Company’s eligibility to participate in or the manner in which it participates in U.S. federal and state student financial aid programs, and (vii) changes in the Company’s business necessary to remain in compliance with existing, new, or amended U.S. federal student financial aid program regulations, including the so-called 90/10 Rule and the limitations on cohort default rates, and to remain in compliance with the accrediting criteria of the relevant accrediting bodies. For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in Apollo Group’s Form 10-K for fiscal year 2011 and subsequent Forms 10-Q, and other filings with the Securities and Exchange Commission, all of which are available on the Company’s website at www.apollogrp.edu.

Use of Non-GAAP Financial Information

This press release and the related conference call contain non-GAAP financial measures, which are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Management uses, and chooses to disclose to investors, these non-GAAP financial measures because (i) such measures provide an additional analytical tool to clarify the Company’s results from operations and help to identify underlying trends in its results of operations; (ii) as to the non-GAAP earnings measures, such measures help compare the Company’s performance on a consistent basis across time periods; and (iii) these non-GAAP measures are employed by the Company’s management in its own evaluation of performance and are utilized in financial and operational decision-making processes, such as budgeting and forecasting. Exclusion of items in the non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently, limiting their usefulness as a comparative measure across companies.

Apollo Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	As of
($ in thousands)	February 29, 2012	August 31, 2011
ASSETS:
Current assets
Cash and cash equivalents	$800,733	$1,571,664
Restricted cash and cash equivalents	372,953	379,407
Accounts receivable, net	207,127	215,567
Restricted funds held for legal matter	145,000	—
Prepaid taxes	8,074	35,629
Deferred tax assets, current portion	113,418	124,137
Other current assets	45,318	44,382

Total current assets	1,692,623	2,370,786
Property and equipment, net	570,004	553,027
Marketable securities	5,946	5,946
Goodwill	151,488	133,297
Intangible assets, net	167,038	121,117
Deferred tax assets, less current portion	76,649	70,949
Other assets	25,854	14,584

Total assets	$2,689,602	$3,269,706

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities
Short-term borrowings and current portion of long-term debt	$33,694	$419,318
Accounts payable	86,916	69,551
Accrued liabilities	394,290	398,806
Student deposits	408,921	424,045
Deferred revenue	302,787	293,436
Other current liabilities	55,785	50,131

Total current liabilities	1,282,393	1,655,287
Long-term debt	93,816	179,691
Deferred tax liabilities	24,065	26,400
Other long-term liabilities	205,767	164,339

Total liabilities	1,606,041	2,025,717

Commitments and contingencies
Shareholders’ equity
Preferred stock, no par value	—	—
Apollo Group Class A nonvoting common stock, no par value	103	103
Apollo Group Class B voting common stock, no par value	1	1
Additional paid-in capital	89,940	68,724
Apollo Group Class A treasury stock, at cost	(3,510,646)	(3,125,175)
Retained earnings	4,533,668	4,320,472
Accumulated other comprehensive loss	(27,566)	(23,761)

Total Apollo shareholders’ equity	1,085,500	1,240,364

Noncontrolling (deficit) interests	(1,939)	3,625

Total equity	1,083,561	1,243,989

Total liabilities and shareholders’ equity	$2,689,602	$3,269,706

Apollo Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		% of Net Revenue
(In thousands, except per share data)	February 29, 2012	February 28, 2011	2012	2011
Net revenue	$969,552	$1,048,629	100.0%	100.0%

Costs and expenses:
Instructional and student advisory	429,500	421,644	44.3%	40.2%
Marketing	159,254	157,215	16.4%	15.0%
Admissions advisory	101,405	102,283	10.4%	9.8%
General and administrative	84,000	84,344	8.7%	8.0%
Depreciation and amortization	41,985	39,142	4.3%	3.7%
Provision for uncollectible accounts receivable	30,996	45,540	3.2%	4.3%
Restructuring and other charges	16,148	—	1.7%	—%
Goodwill and other intangibles impairment	—	219,927	—%	21.0%
Litigation charge	—	1,574	—%	0.2%

Total costs and expenses	863,288	1,071,669	89.0%	102.2%

Operating income (loss)	106,264	(23,040)	11.0%	(2.2)%
Interest income	277	785	—%	0.1%
Interest expense	(1,789)	(1,654)	(0.2)%	(0.2)%
Other, net	217	313	—%	—%

Income (loss) from continuing operations before income taxes	104,969	(23,596)	10.8%	(2.3)%
Provision for income taxes	(43,798)	(76,052)	(4.5)%	(7.2)%

Income (loss) from continuing operations	61,171	(99,648)	6.3%	(9.5)%
Income from discontinued operations, net of tax	—	2,575	—%	0.2%

Net income (loss)	61,171	(97,073)	6.3%	(9.3)%
Net loss attributable to noncontrolling interests	2,711	33,035	0.3%	3.2%

Net income (loss) attributable to Apollo	$63,882	$(64,038)	6.6%	(6.1)%

Earnings (loss) per share — Basic:
Continuing operations attributable to Apollo	$0.51	$(0.47)
Discontinued operations attributable to Apollo	—	0.02

Basic income (loss) per share attributable to Apollo	$0.51	$(0.45)

Earnings (loss) per share — Diluted:
Continuing operations attributable to Apollo	$0.51	$(0.47)
Discontinued operations attributable to Apollo	—	0.02

Diluted income (loss) per share attributable to Apollo	$0.51	$(0.45)

Basic weighted average shares outstanding	125,298	142,354

Diluted weighted average shares outstanding	126,467	142,354

Apollo Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Six Months Ended		% of Net Revenue
(In thousands, except per share data)	February 29, 2012	February 28, 2011	2012	2011
Net revenue	$2,148,242	$2,375,064	100.0%	100.0%

Costs and expenses:
Instructional and student advisory	886,297	877,456	41.3%	37.0%
Marketing	325,099	323,358	15.1%	13.6%
Admissions advisory	202,793	216,035	9.4%	9.1%
General and administrative	163,944	169,218	7.6%	7.1%
Depreciation and amortization	88,283	76,244	4.1%	3.2%
Provision for uncollectible accounts receivable	72,579	102,449	3.4%	4.3%
Restructuring and other charges	21,710	3,846	1.0%	0.2%
Goodwill and other intangibles impairment	16,788	219,927	0.8%	9.2%
Litigation charge	—	2,455	—%	0.1%

Total costs and expenses	1,777,493	1,990,988	82.7%	83.8%

Operating income	370,749	384,076	17.3%	16.2%
Interest income	866	1,768	—%	0.1%
Interest expense	(3,788)	(3,824)	(0.2)%	(0.2)%
Other, net	358	259	—%	—%

Income from continuing operations before income taxes	368,185	382,279	17.1%	16.1%
Provision for income taxes	(159,730)	(245,631)	(7.4)%	(10.3)%

Income from continuing operations	208,455	136,648	9.7%	5.8%
Income from discontinued operations, net of tax	—	1,947	—%	—%

Net income	208,455	138,595	9.7%	5.8%
Net loss attributable to noncontrolling interests	4,741	32,780	0.2%	1.4%

Net income attributable to Apollo	$213,196	$171,375	9.9%	7.2%

Earnings per share — Basic:
Continuing operations attributable to Apollo	$1.67	$1.17
Discontinued operations attributable to Apollo	—	0.02

Basic income per share attributable to Apollo	$1.67	$1.19

Earnings per share — Diluted:
Continuing operations attributable to Apollo	$1.66	$1.17
Discontinued operations attributable to Apollo	—	0.01

Diluted income per share attributable to Apollo	$1.66	$1.18

Basic weighted average shares outstanding	127,808	144,364

Diluted weighted average shares outstanding	128,729	144,658

Apollo Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows From Continuing and Discontinued Operations

(Unaudited)

	Six Months Ended
($ in thousands)	February 29, 2012	February 28, 2011
Cash flows provided by (used in) operating activities:
Net income	$208,455	$138,595
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	40,492	30,490
Excess tax benefits from share-based compensation	(1,137)	(569)
Depreciation and amortization	88,283	76,244
Amortization of lease incentives	(7,668)	(7,023)
Amortization of deferred gains on sale-leasebacks	(1,399)	(822)
Goodwill and other intangibles impairment	16,788	219,927
Non-cash foreign currency gain, net	(295)	(267)
Provision for uncollectible accounts receivable	72,579	102,449
Litigation charge	—	2,455
Restructuring and other charges	21,710	3,846
Deferred income taxes	(9,843)	843
Changes in assets and liabilities, excluding the impact of business acquisition and disposition:
Restricted cash and cash equivalents	6,454	(21,502)
Accounts receivable	(64,093)	(32,443)
Prepaid taxes	27,529	(856)
Other assets	(9,789)	(9,399)
Accounts payable and accrued liabilities	(10,110)	(10,056)
Student deposits	(13,777)	2,831
Deferred revenue	8,551	(53,403)
Other liabilities	11,749	21,305

Net cash provided by operating activities	384,479	462,645

Cash flows provided by (used in) investing activities:
Additions to property and equipment	(62,357)	(81,422)
Restricted funds held for legal matter	(145,000)	—
Maturities of marketable securities	—	10,000
Acquisition, net of cash acquired	(73,736)	—
Proceeds from disposition	3,285	6,250
Other investing activities	(1,694)	—

Net cash used in investing activities	(279,502)	(65,172)

Cash flows provided by (used in) financing activities:
Payments on borrowings	(498,895)	(419,454)
Proceeds from borrowings	—	8,129
Apollo Group Class A common stock purchased for treasury	(386,716)	(252,003)
Issuance of Apollo Group Class A common stock	9,336	6,082
Noncontrolling interest contributions	—	6,875
Excess tax benefits from share-based compensation	1,137	569

Net cash used in financing activities	(875,138)	(649,802)

Exchange rate effect on cash and cash equivalents	(770)	903

Net decrease in cash and cash equivalents	(770,931)	(251,426)
Cash and cash equivalents, beginning of period	1,571,664	1,284,769

Cash and cash equivalents, end of period	$800,733	$1,033,343

Supplemental disclosure of cash flow and non-cash information
Cash paid for income taxes, net of refunds	$141,047	$222,442
Cash paid for interest	$4,859	$5,590
Unsettled share repurchases	$25,461	$—
Credits received for tenant improvements	$22,671	$8,021
Capital lease additions	$19,440	$10,017
Restricted stock units vested and released	$14,640	$1,602
Acquired technology	$14,389	$—

Apollo Group, Inc. and Subsidiaries

Reconciliation of GAAP financial information to non-GAAP financial information

(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011
Net income (loss) attributable to Apollo, as reported	$63,882	$(64,038)	$213,196	$171,375
Income from discontinued operations, net of tax	—	2,575	—	1,947

Income (loss) from continuing operations attributable to Apollo	63,882	(66,613)	213,196	169,428
Reconciling items:
Restructuring and other charges(1)	16,148	—	21,710	3,846
Goodwill and other intangibles impairment, net of noncontrolling interest(2)	—	188,258	14,370	188,258
Litigation charge(3)	—	1,574	—	2,455

	16,148	189,832	36,080	194,559
Less: tax effects	(6,199)	(5,043)	(8,290)	(6,914)

Income from continuing operations attributable to Apollo, adjusted to exclude special items	$73,831	$118,176	$240,986	$357,073

Diluted income (loss) per share from continuing operations attributable to Apollo, as reported	$0.51	$(0.47)	$1.66	$1.17

Diluted income per share from continuing operations attributable to Apollo, adjusted to exclude special items	$0.58	$0.83	$1.87	$2.47

Diluted weighted average shares outstanding(4)	126,467	142,677	128,729	144,658

(1)

Restructuring and other charges for the three and six months ended February 29, 2012 represents charges associated with the Company’s real estate rationalization plan. The charges for the six months ended February 28, 2011 represent charges associated with a strategic reduction in force at University of Phoenix.

(2)

The charges for the six months ended February 29, 2012 represent impairments of UNIACC’s goodwill and other intangible assets, net of noncontrolling interest, with no income tax benefit as UNIACC’s goodwill and other intangible assets are not deductible for tax purposes. The charges for the three and six months ended February 28, 2011 represent impairments of BPP’s goodwill and other intangible assets, net of noncontrolling interest. The Company did not record a tax benefit associated with BPP’s goodwill impairment because the goodwill is not deductible for tax purposes.

(3)	The charges for the three and six months ended February 28, 2011 represent estimated losses associated with the Policeman’s Annuity and Benefit Fund of Chicago securities class action lawsuit.
(4)

Diluted weighted average shares outstanding for the three months ended February 28, 2011 includes the dilutive effect of share-based awards that are not reflected in the comparable GAAP reported number due to their anti-dilutive effect on the net loss from continuing operations attributable to Apollo.

Investor Relations Contacts:

Beth Coronelli ~ (312) 660-2059 ~ beth.coronelli@apollogrp.edu

Media Contact:

Media Relations Hotline ~ (602) 254-0086 ~ media@apollogrp.edu